Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA ANNOUNCES SOLID EARNINGS
FOR FISCAL 2009 FIRST QUARTER
— Net Income Up 90 percent; Operating Income Up 38 percent —
     LOS ANGELES, CA — August 11, 2008 — Motorcar Parts of America, Inc. (NasdaqGM: MPAA) today reported sharply improved earnings for its fiscal 2009 first quarter — reflecting continued benefits of its off-shore initiatives combined with a focus on more efficient manufacturing and supply chain management and the benefit of a $1.3 million accrual reversal.
     Net income for the fiscal 2009 first quarter ended June 30, 2008 climbed 90.5 percent to $3.0 million, or $0.25 per diluted share, from $1.6 million, or $0.16 per diluted share, a year earlier. Operating income for the fiscal 2009 first quarter was $5.8 million compared with $4.2 million a year ago. Net sales for the fiscal 2009 first quarter were $32.7 million compared with $35.4 million for the same period last year — reflecting the impact of customer purchasing and return patterns.
     Gross profit for the fiscal 2009 first quarter increased 12.5 percent to $11.5 million from $10.2 million for the same period a year ago. Gross margin was 35.1 percent for the fiscal 2009 first quarter compared with 28.8 percent a year earlier, due primarily to lower manufacturing costs realized from improvements in manufacturing efficiencies and the reversal of approximately $1.3 million related to a customs duties appeal resolved during the quarter. Excluding the reversal of the customs duties accrual, gross margin was 31.1 percent for the fiscal 2009 first quarter.
     “Fiscal 2009 first quarter results represent a continuation of the company’s strong financial performance reported at year end. Margin improvement continues to be enhanced through the successful relocation of a majority of manufacturing to Mexico from California and greater utilization of production at our long-time operation in Malaysia. We remain focused on opportunities to enhance top-line sales growth and earnings performance, supported by organic growth and contributions from complementary acquisitions, such as a recently completed acquisition. Our strategy continues to be concentrated on leveraging the company’s efficient manufacturing operations, capacity, sales organization and customer-focused relationships,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
(more)

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     Joffe noted the write down of inventory for the quarter to reflect lower current production costs was offset by the reversal of customs duties accrual — both in the amount of $1.3 million. “Management is encouraged by the company’s overall operating performance for the quarter, especially in light of the challenging economic conditions. The company remains on track to meet its net sales guidance of $150 million, including the contributions of synergistic acquisitions,” Joffe said.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 9:00 a.m. Pacific time to discuss the company’s financial results and operations for its fiscal 2009 first quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (877)-681-3373 (domestic) or (719)-325-4941 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific time Monday, August 11, through 11:59 p.m. Monday, August 18 by calling (888)-203-1112 (domestic) or (719)-457-0820 (international) and using access code: 5418737.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including the expected benefits from its strategic initiatives the contributions derived from the company’s heavy duty sales initiative; the impact of future business derived from consolidation within the industry; and the company’s ability to achieve its revenue target. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2008 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
	June 30,
	2008	2007
Net sales	$32,705,000	$35,441,000
Cost of goods sold	21,225,000	25,241,000

Gross profit	11,480,000	10,200,000
Operating expenses:
General and administrative	4,202,000	4,788,000
Sales and marketing	1,012,000	929,000
Research and development	462,000	275,000

Total operating expenses	5,676,000	5,992,000

Operating income	5,804,000	4,208,000
Other expense (income):
Interest expense	832,000	1,657,000
Interest income	(14,000)	(14,000)

Income before income tax expense	4,986,000	2,565,000
Income tax expense	1,954,000	973,000

Net income	$3,032,000	$1,592,000

Basic net income per share	$0.25	$0.16

Diluted net income per share	$0.25	$0.16

Weighted average number of shares outstanding:
Basic	12,070,555	9,904,076

Diluted	12,193,667	10,186,077

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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2008	March 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash	$354,000	$1,935,000
Short-term investments	395,000	373,000
Accounts receivable — net	9,396,000	2,789,000
Inventory— net	34,455,000	32,707,000
Deferred income taxes	5,738,000	5,657,000
Inventory unreturned	4,270,000	4,124,000
Prepaid expenses and other current assets	1,842,000	1,608,000

Total current assets	56,450,000	49,193,000
Plant and equipment — net	16,257,000	15,996,000
Long-term core inventory	54,585,000	50,808,000
Long-term core inventory deposit	22,687,000	22,477,000
Long-term accounts receivable	60,000	767,000
Long-term deferred income taxes	1,345,000	1,357,000
Goodwill	329,000	—
Intangible assets — net	1,673,000	—
Other assets	372,000	810,000

TOTAL ASSETS	$153,758,000	$141,408,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$28,934,000	$32,401,000
Accrued liabilities	787,000	2,200,000
Accrued salaries and wages	3,745,000	3,396,000
Accrued workers’ compensation claims	2,339,000	2,042,000
Income tax payable	2,211,000	392,000
Line of credit	10,745,000	—
Deferred compensation	395,000	373,000
Deferred income	133,000	133,000
Other current liabilities	106,000	448,000
Current portion of capital lease obligations	1,723,000	1,711,000

Total current liabilities	51,118,000	43,096,000
Deferred income, less current portion	89,000	122,000
Deferred core revenue	3,706,000	2,927,000
Deferred gain on sale-leaseback	1,210,000	1,340,000
Other liabilities	543,000	265,000
Capitalized lease obligations, less current portion	2,423,000	2,565,000

Total liabilities	59,089,000	50,315,000
Commitments and Contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 12,070,555 shares issued and outstanding at June 30, 2008 and March 31, 2008	121,000	121,000
Additional paid-in capital	92,892,000	92,663,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Shareholder note receivable	(682,000)	(682,000)
Accumulated other comprehensive income	675,000	360,000
Accumulated deficit	(216,000)	(3,248,000)

Total shareholders’ equity	94,669,000	91,093,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$153,758,000	$141,408,000